EXHIBIT 16.1

September 1, 2021

U.S. Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549

RE: TOMI Environmental Solutions, Inc.

Ladies and Gentlemen:

We have read the statements of TOMI Environmental Solutions, Inc. pertaining to our Firm included under Item 4.01 of Form 8-K dated September 1, 2021 and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Very truly yours, /s/ Wolinetz, Lafazan & Company, P.C. WOLINETZ, LAFAZAN & COMPANY, P.C.